EXHIBIT 11

                             TOTAL CONTAINMENT, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                   (Unaudited)

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

                                                         Twelve Months Ended      Twelve Months Ended     Twelve Months Ended
                                                          December 31, 2000        December 31, 1999       December 31, 1998
Basic:
Average shares outstanding                                         4,673                   4,668                   4,646
                                                                    ====                   =====                   =====
  Net income applicable to common shareholders                  $(9,083)                $(6,476)                  $4,323
                                                                   =====                   =====                   =====
    Net income per share amount                                  $(1.94)                 $(1.39)                  $ 0.93
                                                                   =====                   =====                   =====

Assuming dilution:
Average shares outstanding                                                                                         4,646
Effect of dilutive options                                                                                           214
                                                                                                               ---------
    Totals                                                                                                         4,860
                                                                                                                   =====
 Net income applicable to common shareholders                                                                     $4,323
                                                                                                                   =====
  Net income per share amount                                                                                     $ 0.89
                                                                                                                   =====
The calculation for the twelve month period for 2000 and 1999 is not presented as the effect of the options would be anti dilutive.

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